Exhibit 10.4

SERVICES AGREEMENT

This Services Agreement, dated as of November 8, 2021 (this “Agreement”), is entered into between Vision Hydrogen Corporation, a Nevada corporation (“Vision”) and Turquino Equity LLC (“Turquino Equity”).

RECITALS

WHEREAS, Vision desires to engage Turquino Equity to provide certain services upon the terms and conditions hereinafter set forth, and Turquino Equity is willing to perform such services.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Vision and Turquino Equity hereby agree as follows:

Article I

Services

Section 1.01 Provision of Services.

(a) Turquino Equity agrees to provide the services (the “Services”) set forth on Exhibit A attached hereto (the “Service Exhibit”) to Vision on the terms and conditions set forth in this Agreement and in the Service Exhibit.

(b) Unless extended by written agreement between the parties as detailed in Section 2.03,, the obligations of Turquino Equity under this Agreement to provide Services shall terminate at the end of the six (6) month term, as specified in the Service Exhibit (the “Term”). Notwithstanding the foregoing, the parties acknowledge and agree that Vision may terminate Services before the completion of the Term (“Early Termination”). Vision acknowledges and agrees that upon Early Termination, Turquino Equity shall receive full compensation for the Term, provided that Turquino Equity (i) has not breached this Agreement, (ii) has not breached any other agreement entered into between Vision and Turquino Equity, and (iii), each of Andrew Hidalgo and Matt Hidalgo, has acted in the best interests of Vision.

Section 1.02 Standard of Service.

Turquino Equity shall ensure that its personnel are readily available to Vision during normal working hours, and that its personnel shall and devote their best efforts, abilities, knowledge and experience to the faithful performance of the Services hereunder. Turquino Equity and its employees shall, in performing the Services, comply with all of Vision’s internal policies (as adopted and amended from time to time), as well as all policies, practices, laws and regulations applicable to Vision

Section 1.03 Premises.

(a) In order to enable the provision of the Services by Turquino Equity, Vision agrees that it shall provide to Turquino Equity and its Affiliates who provide Services, access to the facilities, assets, books and records of Vision, in all cases to the extent necessary for Turquino Equity to fulfill its obligations under this Agreement. Turquino Equity agrees that it shall maintain the premises of Vision, located at 95 Christopher Columbus Dr., Jersey City, NJ 07302, in a safe and reasonable manner.

(b) Turquino Equity agrees that its affiliates, employees and any third-party, when on the property of Vision or when given access to any equipment, computer, software, network or files owned or controlled by Vision, shall conform to the policies and procedures of Vision concerning health, safety and security which are made known to Turquino Equity in advance. Turquino Equity agrees that its affiliates and employees will use Vision email and servers for the transmission and storage of all correspondence and documents.

Article II

Compensation

Section 2.01 Terms of Payment and Related Matters.

(a) As consideration for provision of the Services, Vision shall pay Turquino Equity Twenty Five Thousand Dollars ($25,000) monthly during the Term, as specified in the Service Exhibit.

(b) Payments pursuant to this Agreement shall be due on the first (1st) day of each calendar month immediately after Vision’s acquisition of VoltH2 Holdings AG for the Term.

Section 2.02 Expenses Turquino Equity shall also be entitled to reimbursement for reasonable and documented out-of-pocket, third party expenses incurred by it on behalf of Vision in the provision of any Service. However, these expenses must be approved by an unrelated officer of Vision and shall in any event exclude (i) any normal course operating costs of Turquino required to perform the Services, and (ii) any payments made to or for the benefit of employees of Turquino Equity or any of its Affiliates, pursuant to Section 2.01 or otherwise.

Section 2.03 Extension of Services. The parties agree that Turquino Equity shall not be obligated to perform any Service after the Term; provided, however, that if Vision desires and Turquino Equity agrees to continue to perform any of the Services after the Term, the parties shall negotiate in good faith to determine an amount that compensates Turquino Equity for all of its costs for such performance.

Section 2.04 No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

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Article III
Termination

Section 3.01 Termination of Agreement. Subject to Section 3.04, this Agreement shall terminate in its entirety as a result of each of its expiration or termination in accordance with Section 1.01(b) or Section 3.02 or Section 3.03.

Section 3.02 Breach. Any party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of five (5) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such service. PROVIDED HOWEVER that in cases of a breach of Article IV by Turquino Equity or its affiliates and employees, termination may be immediate. For the avoidance of doubt, non-payment by Vision for a Service provided by Turquino Equity in accordance with this Agreement and not the subject of a good-faith dispute shall be deemed a breach for purposes of this Section 3.02.

Section 3.03 Insolvency. In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 6.01.

Article IV
Confidentiality

Section 4.01 Confidentiality.

(a) During the term of this Agreement and thereafter for a period of five (5) years, the parties hereto shall, and shall instruct their respective representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

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(b) Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c) Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

Section 4.01 Non-Solicitation and Non-Disparagement.

(a) During the term of this Agreement and thereafter for a period of five (5) years, Turquino Equity and its affiliates and employees shall not circumvent the relationship between Vision and any person or entity with whom Vision has an “Existing Business Relationship” (the “Third Party”) by engaging in business with, or soliciting business from, directly or indirectly, such Third Party. “Existing Business Relationship” means a relationship with the Third Party that is evidenced by (i) a written contract for services, investment, or other similar matters (including a non-disclosure or similar agreement) and which is entered into prior to the termination of this Agreement.

(b) During the term of this Agreement and thereafter for a period of five (5) years, Turquino Equity and its affiliates and employees shall not disparage or encourage others to disparage Vision. For the purposes of this Agreement, the term disparage includes without limitation comments or statements made in any matter or medium in the press and/or the media or otherwise about the other which would adversely affect any manner of the conduct of their business, without limitations to their business plans or prospects or business reputation.

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Article V

Limitation on Liability; Indemnification

Section 5.01 Limitation on Liability. In no event shall either party have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. The parties acknowledge that the Services to be provided hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1, including the limitations on representations and warranties with respect to the Services.

Section 5.02 Indemnification. Subject to the limitations set forth in Section 5.01, each party shall indemnify, defend and hold harmless the other party and its affiliates and each of their respective representatives (collectively, the “Indemnified Parties”) from and against any and all losses of the Indemnified Parties relating to, arising out of or resulting from gross negligence or willful misconduct by the parties or its affiliates, or failure to provide.

Article VI
Miscellaneous

Section 6.01 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.02 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.03 Entire Agreement. This Agreement, including all Service Exhibits, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.04 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party..

Section 6.05 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

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Section 6.06 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.07 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York. Any legal suit, action or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the state of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.08 Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.09.

Section 6.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.10 Relationship. The parties to this Agreement are independent businesses and it is intended that both parties shall retain their independence. In the performance of its duties Turquino Equity and it affiliates and employees shall be and shall act as independent contractors. Nothing contained in this Agreement shall be regarded or construed as creating any relationship (employer/employee, joint venture, association, or partnership) between the parties other than as expressly set forth herein.

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3.3 Payroll or Other Taxes. Turquino Equity acknowledges and agrees that it is and shall be liable for the full amount of any payment of taxes or other payments which may be demanded pursuant to any laws, legislation, rules or regulations promulgated by any government having jurisdiction over Vision or Turquino Equity as a result of this agreement, or any payment which may, in future, be found to be payable in respect of Turquino Equity or its employees, and Turquino Equity hereby covenants and agree to indemnify and save harmless Vision from any actions, causes of action, claims, demands or other proceedings (including all legal costs) made against Vision by any authority under such statutes.

Each party acknowledges by signing this Agreement that it has read and understands this document, that it has conferred with or had the opportunity to confer with an attorney of its choice regarding the terms and meaning of this Agreement, that it has had sufficient time to consider the terms provided for in this Agreement, and that it has signed the same KNOWINGLY AND VOLUNTARILY.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VISION HYDROGREN CORPORATION

By	/s/ Charles Benton
Name:	Charles Benton
Title:	Director

TURQUINO EQUITY LLC

By	/s/ Andrew Hidalgo
Name:	Andrew Hidalgo
Title:	Managing Partner

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EXHIBIT A

Category of Service

Description of Service:	Andrew Hidalgo shall assist in the post-acquisition integration of VoltH2 Holdings AG with Vision, Vision’s potential application to the Nasdaq Capital Market, and such duties assigned and consistent with the title of Senior Vice President.

Matthew Hidalgo shall have such duties assigned and consistent with the title of Chief Financial Officer. Matthew Hidalgo shall act as Controller for the remaining Term in the case of his resignation or termination as Chief Financial Officer.

Turquino Equity shall maintain Vision’s offices located at 95 Christopher Columbus Drive, Jersey City, NJ 07302.

Term:	Six (6) months from the date of execution.

Fee:	$25,000 monthly during the Term. Upon Early Termination, Turquino Equity shall receive full compensation for the Term, provided that Turquino Equity (i) has not breached this Agreement or has not cured a breach within the provisions allowed, (ii) has not breached any other agreement entered into between Vision and Turquino Equity or has not cured a breach within the provisions allowed, and (iii) with each of Andrew Hidalgo and Matthew Hidalgo, continuing to act in a reasonable and ethical manner deemed in the best interests of Vision.

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